                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION


                                       OF


                            HUDSON CITY BANCORP, INC.



                              UNDER SECTION 102 OF


                           THE GENERAL CORPORATION LAW


                            OF THE STATE OF DELAWARE

                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I

                                      NAME

 .............................................................................. 1

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

 .............................................................................. 1

                                   ARTICLE III

                                     PURPOSE

 .............................................................................. 1

                                   ARTICLE IV

                                  CAPITAL STOCK

Section 1.     Shares, Classes and Series Authorized.......................... 1
Section 2.     Designations, Powers, Preferences, Rights, Qualifications,
               Limitations and Restrictions Relating to the Capital Stock..... 2

                                    ARTICLE V

                   LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK

Section 1.     Applicability of Article....................................... 4
Section 2.     Prohibitions Relating to Beneficial Ownership of Voting Stock.. 4
Section 3.     Excess Shares.................................................. 4
Section 4.     Powers of the Board of Directors............................... 4
Section 5.     Severability................................................... 5
Section 6.     Exclusions..................................................... 5


                                        i
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
                                   ARTICLE VI

                               BOARD OF DIRECTORS

Section 1.     Number of Directors.............................................................   6
Section 2.     Classification of Board.........................................................   6
Section 3.     Vacancies.......................................................................   6
Section 4.     Removal of Directors............................................................   7
Section 5.     Directors Elected by Preferred Shareholders.....................................   7
Section 6.     Evaluation of Acquisition Proposals.............................................   7
Section 7.     Power to Call Special Meeting of Shareholders...................................   7

                                   ARTICLE VII

                    ACTION BY SHAREHOLDERS WITHOUT A MEETING

 ...............................................................................................   8

                                  ARTICLE VIII

                          CERTAIN BUSINESS COMBINATIONS

Section 1.     Higher Vote Required for Certain Business Combinations..........................   8
Section 2.     When Higher Vote is Not Required................................................   8
Section 3.     Definitions.....................................................................  11
Section 4.     Powers of the Disinterested Directors...........................................  15
Section 5.     Effect on Fiduciary Obligations of Interested Shareholders......................  15
Section 6.     Amendment, Repeal, etc..........................................................  15

                                   ARTICLE IX

                        LIMITATION OF DIRECTOR LIABILITY

 ...............................................................................................  16

                                    ARTICLE X

                                 INDEMNIFICATION

Section 1.     Actions, Suits or Proceedings Other than by or in the Right of the Corporation..............................................................  16
Section 2.     Actions or Suits by or in the Right of the Corporation..........................  17
Section 3.     Indemnification for Costs, Charges and Expenses of a Successful Party...........  17
Section 4.     Indemnification for Expenses of a Witness.......................................  17
Section 5.     Determination of Right to Indemnification.......................................  18
Section 6.     Advancement of Costs, Charges and Expenses......................................  18


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

Section 7.     Procedure for Indemnification....................................................  19
Section 8.     Settlement.......................................................................  19
Section 9.     Other Rights; Continuation of Right to Indemnification; Individual Contracts.....  19
Section 10.    Savings Clause...................................................................  20
Section 11.    Insurance........................................................................  20
Section 12.    Definitions......................................................................  20
Section 13.    Subsequent Amendment and Subsequent Legislation..................................  21

                                   ARTICLE XI

                             CONVERSION TRANSACTION

 ................................................................................................  22

                                   ARTICLE XII

                                   AMENDMENTS

Section 1.     Amendments of Certificate of Incorporation.......................................  23
Section 2.     Amendments of Bylaws.............................................................  23

                                  ARTICLE XIII

                                     NOTICES

 ................................................................................................  24

                                       iii

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                          CERTIFICATE OF INCORPORATION

                                       OF

                            HUDSON CITY BANCORP, INC.


               THE UNDERSIGNED, for the purpose of forming a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify that this Certificate of Incorporation of HUDSON CITY BANCORP, INC. was duly adopted in accordance with the provisions of Section 102 of the GCL, and further certifies as follows:


                                    ARTICLE I

                                      NAME

               The name of the corporation is HUDSON CITY BANCORP, INC. (the "Corporation").


                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

               The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

                                     PURPOSE

               The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.


                                   ARTICLE IV

                                  CAPITAL STOCK

               SECTION 1. SHARES, CLASSES AND SERIES AUTHORIZED. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the "Preferred Stock"), and Eight Hundred Million

(800,000,000) shares shall be common stock, par value one cent ($.01) per share (the "Common Stock"). The Preferred Stock and Common Stock are sometimes hereinafter, collectively, referred to as the "Capital Stock."

               SECTION 2. DESIGNATIONS, POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS RELATING TO THE CAPITAL STOCK. The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation (the "Board of Directors"):

               (a) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

               (i) the voting powers, if any, of the holders of shares of such series in addition to any voting rights affirmatively required by law;

               (ii) the rights of shareholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of shares of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

               (iii) whether any shares of the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof and, if redeemable, the terms and conditions upon which any shares of the stock of such series may be redeemed;

               (iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

               (v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

               (vi) any other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

               Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and, in case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

               (b) Common Stock. Subject to Article V hereof and except as otherwise provided for by law, the shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which shareholders have the right to vote. The holders of shares of Common Stock shall not be permitted to cumulate their votes for the election of directors. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the GCL.

               Subject to the preferences, privileges and powers with respect to each class or series of Preferred Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Capital Stock; provided, however, that in the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities;
(ii) distributions or provision for distributions in settlement of the liquidation account, if any, established in connection with the reorganization of Hudson City Savings Bank, a New Jersey savings bank (the "Bank"), into the mutual savings bank holding company structure pursuant to which the Bank became a wholly-owned subsidiary of the Corporation (the "Reorganization"); and (iii) distributions or provisions for distributions to holders of any class or series of Capital Stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation.

               (c) No Class Vote On Changes In Authorized Number Of Shares Of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the GCL.

                                    ARTICLE V

                   LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK

               SECTION 1. APPLICABILITY OF ARTICLE. The provisions of this
Article V shall become effective upon (i) the consummation of the Reorganization and (ii) the concurrent acquisition by the Corporation of all of the outstanding capital stock of the Bank (the "Effective Date"). All terms used in this Article V and not otherwise defined herein shall have the meanings ascribed to such terms in Section 3 of Article VIII, below.

               SECTION 2. PROHIBITIONS RELATING TO BENEFICIAL OWNERSHIP OF VOTING STOCK. No Person (other than the Corporation, Hudson City, MHC, a New Jersey chartered mutual savings bank holding company (the "MHC"), any Subsidiary or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation, the MHC, or by a member of a controlled group of corporations or trades or businesses of which the Corporation or the MHC is a member for the benefit of the employees of the Corporation, the MHC, or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan) shall directly or indirectly acquire or hold the beneficial ownership of more than ten percent (10%) of the issued and outstanding shares of Voting Stock of the Corporation, exclusive of the shares beneficially owned by the MHC. Any Person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than ten percent (10%) of the issued and outstanding shares of Voting Stock, exclusive of the shares beneficially owned by the MHC, in violation of this Section 2 shall be subject to the provisions of Sections 3 and 4 of this Article V, below. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any shares of Voting Stock to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than ten percent (10%) of shares of the Voting Stock, exclusive of the shares beneficially owned by the MHC.

               SECTION 3. EXCESS SHARES. If, notwithstanding the foregoing prohibition, a Person subject to the foregoing prohibition shall voluntarily or involuntarily become or attempt to become the purported beneficial owner (the "Purported Owner") of shares of Voting Stock in excess of ten percent (10%) of the issued and outstanding shares of Voting Stock, exclusive of the shares beneficially owned by the MHC, the number of shares in excess of ten percent (10%) shall be deemed to be "Excess Shares," and the holder thereof shall be entitled to cast only one one-hundredth (1/100) of one vote per share for each Excess Share.

               The restrictions set forth in this Article V shall be noted conspicuously on all certificates evidencing ownership of shares of Voting Stock.

               SECTION 4. POWERS OF THE BOARD OF DIRECTORS.

               (a) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw or otherwise, regulations and procedures not inconsistent with the express provisions of this
Article V for the orderly application, administration and implementation of the provisions of this Article V. Such procedures and regulations shall be kept on file with the Corporate Secretary of the Corporation and with the Transfer Agent, shall be made available for inspection by the public and, upon request, shall be mailed to any holder of shares of Voting Stock of the Corporation.

               (b) When it appears that a particular Person has become a Purported Owner of Excess Shares in violation of Section 2 of this Article V, or of the regulations or procedures of the Board of Directors with respect to this
Article V, and that the provisions of this Article V require application, interpretation or construction, then a majority of the directors of the Corporation shall have the power and duty to interpret all of the terms and provisions of this Article V and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article V, including, without limitation, (i) the number of shares of Voting Stock beneficially owned by any Person or Purported Owner, (ii) whether a Person or Purported Owner is an Affiliate or Associate of, or is acting in concert with, any other Person or Purported Owner, (iii) whether a Person or Purported Owner has an agreement, arrangement or understanding with any other Person or Purported Owner as to the voting or disposition of any shares of the Voting Stock, (iv) the application of any other definition or operative provision of this Article V to the given facts or (v) any other matter relating to the applicability or effect of this Article V.

               The Board of Directors shall have the right to demand that any Person who is reasonably believed to be a Purported Owner of Excess Shares (or who holds of record shares of Voting Stock beneficially owned by any Person reasonably believed to be a Purported Owner in excess of such limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares of Voting Stock beneficially owned by such Person or Purported Owner and
(ii) any other factual matter relating to the applicability or effect of this
Article V as may reasonably be requested of such Person or Purported Owner.

               Any applications, interpretations, constructions or any other determinations made by the Board of Directors pursuant to this Article V, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, and neither the Corporation nor any of its shareholders shall have the right to challenge any such application, interpretation, construction or determination.

               SECTION 5. SEVERABILITY. In the event any provision (or portion thereof) of this Article V shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article V shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this Article V remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Purported Owners, if any, notwithstanding any such finding.

               SECTION 6. EXCLUSIONS. This Article V shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Corporation to any underwriter or underwriters acting on behalf of the Corporation, or to the selling group acting on such underwriter's or underwriters' behalf, in connection with a public offering of the Common Stock; or (b) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction or reorganization that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Corporation's shareholders, other than pursuant to the exercise of any dissenters' appraisal rights, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, one percent (1%) of the issued and outstanding shares of such class of equity or convertible securities exclusive of the shares beneficially owned by the MHC.


                                   ARTICLE VI

                               BOARD OF DIRECTORS

               SECTION 1. NUMBER OF DIRECTORS. The number of directors of the Corporation shall be as determined only by resolution of the Board of Directors, but shall not be less than five (5) nor more than twenty-one (21) (other than directors elected by holders of shares of one or more series of Preferred Stock).

               SECTION 2. CLASSIFICATION OF BOARD. Subject to the rights of any holders of shares of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the Board of Directors providing for such issuance, and subject to the provisions hereof, the directors of the Corporation shall be divided into three classes with respect to term of office, each class to contain, as near as may be possible, one-third of the entire number of the Board, with the terms of office of one class expiring each successive year. One class of directors shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2001 and another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2002. At each annual meeting of shareholders, the successors to the class of directors (other than directors elected by holders of shares of one or more series of Preferred Stock) whose term expires at that time shall be elected by the shareholders to serve until the annual meeting of shareholders held three years next following and until their successors shall be elected and qualified.

               In the event of any intervening changes in the authorized number of directors (other than directors elected by holders of shares of one or more series of Preferred Stock), only the Board of Directors shall designate the class or classes to which the increases or decreases in directorships shall be apportioned in order to achieve, as near as may be possible, equality of number of directors among the classes; provided, however, that no such apportionment or redesignation shall shorten the term of any incumbent director.

               Unless and to the extent that the Bylaws so provide, elections of directors need not be by written ballot.

               SECTION 3. VACANCIES. Subject to the limitations prescribed by law and this Certificate of Incorporation, all vacancies on the Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors (subject to the provisions of Section 5 of this Article VI relating to directors elected by holders of shares of one or more series of Preferred Stock), shall be filled only by a vote of a majority of the directors then holding office, whether or not a quorum, and any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall be elected and qualified.

               SECTION 4. REMOVAL OF DIRECTORS. Any or all of the directors (subject to the provisions of Section 5 of this Article VI relating to directors elected by holders of shares of one or more series of Preferred Stock) may be removed at any time, but only for cause, and any such removal shall require the vote, in addition to any vote required by law, of a majority of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote generally in the election of directors at a meeting of shareholders expressly called for that purpose; provided, however, that in the event of any Conversion Transaction (as defined in Article XI hereof), and without any further action by the Board of Directors or the shareholders, the removal of a director shall thereafter require the vote of not less than eighty-percent (80%) of the total votes eligible to be cast by the holders of all of the outstanding shares of capital stock entitled to vote thereon. For purposes of this Section 4, conduct worthy of removal for "cause" shall include, but not be limited to (a) conduct as a director of the Corporation or any subsidiary of the Corporation that involves willful material misconduct, breach of fiduciary duty involving personal pecuniary gain or gross negligence in the performance of duties, (b) conduct, whether or not as a director of the Corporation or a subsidiary of the Corporation that involves dishonesty or breach of fiduciary duty and is punishable by imprisonment for a term exceeding one year under state or federal law or (c) removal of such person from the Board of Directors of the Bank, if such person is so serving, in accordance with the Certificate of Incorporation and Bylaws of the Bank.

               SECTION 5. DIRECTORS ELECTED BY PREFERRED SHAREHOLDERS. Notwithstanding anything set forth in this Certificate of Incorporation to the contrary, the qualifications, term of office and provisions governing vacancies, removal and other matters pertaining to directors elected by holders of shares of one or more series of Preferred Stock shall be as set forth in a resolution or resolutions adopted by the Board of Directors setting forth the designations, preferences and rights relating to any such series of Preferred Stock pursuant to Article IV, Section 2 hereof.

               SECTION 6. EVALUATION OF ACQUISITION PROPOSALS. The Board of Directors of the Corporation, when evaluating any offer to the Corporation or to the shareholders of the Corporation from another party to (a) purchase for cash, or exchange any securities or property for, any outstanding equity securities of the Corporation, (b) merge or consolidate the Corporation with another entity or
(c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, may give due consideration to the extent permitted by law not only to the price or other consideration being offered, but also to all other relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries and the effects on the communities in which the Corporation's and its subsidiaries' facilities are located.

               SECTION 7. POWER TO CALL SPECIAL MEETING OF SHAREHOLDERS. Special meetings of shareholders for any purpose may be called at any time only by resolution of at least three-fourths of the directors of the Corporation then in office or by the Chairman or by the President. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting prescribed by the Bylaws of the Corporation.


                                   ARTICLE VII

                    ACTION BY SHAREHOLDERS WITHOUT A MEETING

               Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of shares of any series of Preferred Stock, no action that is required or permitted to be taken by the shareholders of the Corporation at any annual or special meeting of shareholders may be effected by written consent of shareholders in lieu of a meeting of shareholders.


                                  ARTICLE VIII

                          CERTAIN BUSINESS COMBINATIONS

               SECTION 1. HIGHER VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by law, this Certificate of Incorporation or by the provisions of any series of Preferred Stock that may at the time be outstanding, and except as otherwise expressly provided for in Section 2 of this Article VIII, any Business Combination, as hereinafter defined, shall require the affirmative vote of not less than eighty percent (80%) (to the extent permitted by law) of the total number of votes eligible to be cast by the holders of all outstanding shares of Voting Stock, voting together as a single class (it being understood, that for purposes of this Article VIII, each share of Voting Stock shall have the number of votes granted to it pursuant to Article IV and Article V of this Certificate of Incorporation or in any resolution or resolutions of the Board of Directors for issuance of shares of Preferred Stock), together (to the extent permitted by law) with the affirmative vote of at least fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Shareholder involved or any Affiliate or Associate thereof, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

               SECTION 2. WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of
Section 1 of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation, if either (i) the Business Combination shall have been approved by a majority of the Disinterested Directors then in office or
(ii) all of the conditions specified in the following subsections (a) through
(g) are met:

               (a) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

               (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers' fees, dealer-management compensation and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees and expenses) paid by the Interested Shareholder for any shares of Common Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors then in office) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid, other than in cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

               (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher.

               (b) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than Common Stock, in such Business Combination shall be at least equal to the highest of the following (such requirement being applicable to each such class or series of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of such class or series of Voting Stock):

               (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees and expenses) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors then in office) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class or series of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class or series of Voting Stock;

               (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

               (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

               (c) The consideration to be received by holders of any particular class or series of outstanding Voting Stock (including Common Stock) in such Business Combination shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock in such Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

               (d) The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Shareholder immediately prior to the Consummation Date shall be entitled to receive in such Business Combination cash or other consideration for their shares in compliance with subsections (a), (b) and (c) of this Section 2.

               (e) After the Determination Date and prior to the Consummation
Date:

               (i) except as approved by a majority of the Disinterested Directors then in office, there shall have been no failure to declare and pay, or set aside for payment, at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

               (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors then in office, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors then in office; and

               (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except (a) as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder, (b) as the result of a stock dividend paid by the Corporation or (c) upon the exercise or conversion of securities of the Corporation issued pro rata to all holders of Common Stock which are exercisable for or convertible into shares of Voting Stock.

               (f) After the Determination Date, the Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Corporation or an Affiliate of the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (g) A proxy or information statement describing the proposed Business Combination in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such requirements, and the rules and regulations thereunder (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to shareholders of the Corporation at least thirty
(30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Exchange Act or subsequent provisions). The first page of such proxy or information statement shall prominently display the recommendation, if any, that a majority of the Disinterested Directors then in office may choose to make to the holders of Voting Stock regarding the proposed Business Combination. Such proxy or information statement shall also contain, if a majority of the Disinterested Directors then in office so requests, an opinion of a reputable investment banking firm (which firm shall be engaged solely on behalf of the shareholders of the Corporation other than the Interested Shareholder and shall be selected by a majority of the Disinterested Directors then in office, furnished with all information it reasonably requests and paid a reasonable fee for its services by the Corporation upon the Corporation's receipt of such opinion) as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of Voting Stock other than the Interested Shareholder.

               SECTION 3. DEFINITIONS. For purposes of this Article VIII, the following terms shall have the following meanings:

               (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of filing by the Secretary of State of the State of Delaware of this Certificate of Incorporation, whether or not the Corporation was then subject to such rule.

               (b) "Announcement Date" shall mean the date of the first public announcement of the proposal of the Business Combination.

               (c) A Person shall be deemed the "beneficial owner," or to have "beneficial ownership," of any shares of Voting Stock that:

               (i) such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

               (ii) such Person or any or its Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (but a Person shall not be deemed to be the beneficial owner of any Voting Stock solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote, or to direct the vote of, pursuant to any agreement, arrangement or understanding (but neither such Person nor any Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any Affiliate or Associate is otherwise deemed the beneficial owner); or

               (iii) is beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the parenthetical clause of Section 3(c)(ii)(B)) or disposing of any shares of Voting Stock;

provided, however, that no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) (y) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Stock of the Corporation beneficially owned by any other such director or officer (or any Affiliate or Associate thereof) or (z) shall be deemed to beneficially own any Voting Stock of the Corporation owned by any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan, not specifically allocated to such Person's personal account.

               (d) The term "Business Combination" shall mean any transaction that is referred to in any one or more of the following paragraphs (i) through
(vi):

               (i) any merger or consolidation of the Corporation or any Subsidiary (other than a merger pursuant to Section 253 of the GCL) with
        (A) any Interested Shareholder or (B) any other entity (whether or not such other entity is itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of any Interested Shareholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value equal to five percent (5%) or more of the total assets of the Corporation or the Subsidiary in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made; or

               (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder other than (A) on a pro rata basis to all holders of Voting Stock, (B) in connection with the exercise or conversion of securities issued pro rata that are exercisable for, or convertible into, securities of the Corporation or any Subsidiary or (C) the issuance or transfer of such securities having an aggregate Fair Market Value equal to less than one percent (1%) of the aggregate Fair Market Value of all of the outstanding Capital Stock; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, 1% of the issued and outstanding shares of such class or series of equity or convertible securities; or

               (vi) the acquisition by the Corporation or a Subsidiary of any securities of an Interested Shareholder or its Affiliates or Associates.

               (e) "Consummation Date" shall mean the date of the consummation of the Business Combination.

               (f) "Determination Date" shall mean the date on which the Interested Shareholder became an Interested Shareholder.

               (g) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, or otherwise affiliated with, the Interested Shareholder and who either was a member of the Board of Directors prior to the Determination Date, or was recommended for election by a majority of the Disinterested Directors in office at the time such director was nominated for election. If there is no Interested Shareholder, each member of the Board of Directors shall be a Disinterested Director.

               (h) "Fair Market Value" shall mean (i) in the case of stock, the highest closing price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks or, if such stock is not quoted on such Composite Tape, or if such stock is not listed on such Exchange, then on the principal United States securities exchange registered under the Exchange Act, on which such stock is listed, or, if such stock is not listed on any such exchange, then the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq Stock Market or any system then in use, or, if no such quotation is available, then the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors then in office, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the

Disinterested Directors then in office.

               (i) References to "highest per share price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

               (j) "Interested Shareholder" shall mean any Person (other than the Corporation, the MHC, any Subsidiary or any pension, profit-sharing, stock bonus or other compensation or employee benefit plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan or holding Voting Stock for the purpose of funding any such plan or funding employee lending for employees of the Corporation or any Subsidiary) who or which:

               (i) is the beneficial owner of ten percent (10%) or more of the Voting Stock, exclusive of the shares beneficially owned by the MHC; or

               (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the then outstanding shares of Voting Stock, exclusive of the shares beneficially owned by the MHC; or

               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and not executed on any exchange or in the over-the-counter market through a registered broker or dealer.

In determining whether a Person is an Interested Shareholder pursuant to this subsection (j), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (c) of this
Section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (k) "Person" shall mean any corporation, partnership, trust, unincorporated organization or association, syndicate, any other entity or a natural person, together with any Affiliate or Associate of such Person or any other Person acting in concert with such Person.

               (l) "Subsidiary" shall mean any corporation or entity of which a majority of any class or series of equity securities is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subsection (j) of this Section 3, the term "Subsidiary" shall mean only a corporation or entity of which a majority of each class or series of outstanding voting securities is owned, directly or indirectly, by the Corporation.

               (m) "Voting Stock" shall mean all of the outstanding shares of Capital Stock entitled to vote generally in the election of directors.

               SECTION 4. POWERS OF THE DISINTERESTED DIRECTORS. When it appears that a particular Person may be an Interested Shareholder and that the provisions of this Article VIII need to be applied or interpreted, then a majority of the directors of the Corporation who would qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article VIII, and to determine on the basis of information known to them after reasonable inquiry of all facts necessary to ascertain compliance with this Article VIII, including, without limitation, (a) whether a Person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) the Fair Market Value of (i) the assets that are the subject of any Business Combination, (ii) the securities to be issued or transferred by the Corporation or any Subsidiary in any Business Combination,
(iii) the consideration other than cash to be received by holders of shares of any class or series of Common Stock or Voting Stock other than Common Stock in any Business Combination, (iv) the outstanding Capital Stock or (v) any other item the Fair Market Value of which requires determination pursuant to this
Article VIII and (e) whether all of the applicable conditions set forth in
Section 2 of this Article VIII have been met with respect to any Business Combination.

               Any construction, application or determination made by the Board of Directors or the Disinterested Directors pursuant to this Article VIII, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, and neither the Corporation nor any of its shareholders shall have the right to challenge any such construction, application or determination.

               SECTION 5. EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

               SECTION 6. AMENDMENT, REPEAL, ETC. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), in addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any amendment, alteration, repeal or rescission of any provision of this Article VIII must also be approved by either
(i) a majority of the Disinterested Directors or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by any Interested Shareholder or Affiliate or Associate thereof, voting together as a single class.

                                   ARTICLE IX

                        LIMITATION OF DIRECTOR LIABILITY

               A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the GCL as the same exists or may hereafter be amended.

               Any amendment, termination or repeal of this Article IX or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.


                                    ARTICLE X

                                 INDEMNIFICATION

               SECTION 1. ACTIONS, SUITS OR PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by the GCL, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything contained in this
Article X, but subject to Section 7 hereof, the Corporation shall not be obligated to indemnify any director or officer in connection with an action, suit or proceeding, or part thereof, initiated by such person against the Corporation unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Board of Directors.

        SECTION 2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by the GCL, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees and expenses) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding anything contained in this Article X, but subject to Section 7 hereof, the Corporation shall not be obligated to indemnify any director or officer in connection with an action or suit, or part thereof, initiated by such person against the Corporation unless such action or suit, or part thereof, was authorized or consented to by the Board of Directors.

               SECTION 3. INDEMNIFICATION FOR COSTS, CHARGES AND EXPENSES OF A SUCCESSFUL PARTY. To the extent that a present or former director or officer of the Corporation has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article X, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys' fees and expenses) actually and reasonably incurred by such person or on such person's behalf in connection therewith.

               SECTION 4. INDEMNIFICATION FOR EXPENSES OF A WITNESS. To the extent that any person who is or was or has agreed to become a director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person's behalf in connection therewith.

               To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person's behalf in connection therewith.

               SECTION 5. DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Section 1 or 2 of this Article X (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2 of this
Article X. Any indemnification under Section 4 of this Article X (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determinations shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of directors who were not parties to such action, suit or proceeding even though less than a quorum of the Board of Directors, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum,
(c) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion or (d) by the shareholders of the Corporation. To obtain indemnification under this Article X, any person referred to in Section 1, 2, 3 or 4 of this Article X shall submit to the Corporation a written request, including therewith such documents as are reasonably available to such person and are reasonably necessary to determine whether and to what extent such person is entitled to indemnification.

               SECTION 6. ADVANCEMENT OF COSTS, CHARGES AND EXPENSES. Costs, charges and expenses (including attorneys' fees and expenses) incurred by or on behalf of a director or officer in defending a civil or criminal action, suit or proceeding referred to in Section 1 or 2 of this Article X shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by or on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of a written undertaking, by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article X or by law. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's financial ability to make repayment. The majority of the directors who were not parties to such action, suit or proceeding may, upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

               SECTION 7. PROCEDURE FOR INDEMNIFICATION. Any indemnification under Section 1, 2, 3 or 4 of this Article X or advancement of costs, charges and expenses under Section 6 of this Article X shall be made promptly, and in any event within sixty (60) days (except indemnification to be determined by shareholders which will be determined at the next annual or special meeting of shareholders), upon the written request of the director or officer. The right to indemnification or advancement of expenses as granted by this Article X shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction in the event the Corporation denies such request, in whole or in part, or if no disposition of such request is made within sixty (60) days of the request. Such person's costs, charges and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement, to the extent successful, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 6 of this Article X where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 1 or 2 of this Article X, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, its independent counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in
Section 1 or 2 of this Article X, nor the fact that there has been an actual determination by the Corporation (including its directors, its independent counsel and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               SECTION 8. SETTLEMENT. The Corporation shall not be obligated to reimburse the costs, charges and expenses of any settlement to which it has not agreed. If, in any action, suit or proceeding (including any appeal) within the scope of Section 1 or 2 of this Article X, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision of this Article X, the indemnification obligation of the Corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by or on behalf of such person prior to the time such settlement could reasonably have been effected.

               SECTION 9. OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION; INDIVIDUAL CONTRACTS. The indemnification and advancement of costs, charges and expenses provided by or granted pursuant to this Article X shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of costs, charges and expenses may be entitled under law (common or statutory) or any Bylaw, agreement, policy of indemnification insurance or vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office, and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the legatees, heirs, distributees, executors and administrators of any such person. Nothing contained in this Article X shall be deemed to prohibit the Corporation from entering into, and the Corporation is specifically authorized to enter into, agreements with directors, officers, employees and agents providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article X shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity (or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) at any time while this
Article X is in effect.

               SECTION 10. SAVINGS CLAUSE. If this Article X or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director or officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

               SECTION 11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any costs, charges or expenses, liability or loss incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such costs, charges or expenses, liability or loss under the Certificate of Incorporation or applicable law; provided, however, that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. To the extent that any director, officer, employee or agent is reimbursed by an insurance company under an indemnification insurance policy for any costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement to the fullest extent permitted by any applicable portion of this Article X, the Bylaws, any agreement, the policy of indemnification insurance or otherwise, the Corporation shall not be obligated to reimburse the person to be indemnified in connection with such proceeding.

               SECTION 12. DEFINITIONS. For purposes of this Article X, the following terms shall have the following meanings:

               (a) "The Corporation" shall include, in addition to the resulting corporation, any constituent corporation or entity (including any constituent of a constituent) absorbed by way of an acquisition, consolidation, merger or otherwise, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation or entity, or is or was serving at the written request of such constituent corporation or entity as a director or officer of another corporation, entity, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation or entity as such person would have with respect to such constituent corporation or entity if its separate existence had continued;

               (b) "Other enterprises" shall include employee benefit plans, including, but not limited to, any employee benefit plan of the Corporation;

               (c) "Director or officer" of the Corporation shall include any director or officer of the Corporation who is or was or has agreed to serve at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise;

               (d) "Serving at the request of the Corporation" shall include any service that imposes duties on, or involves services by a director, officer, employee or agent of the Corporation with respect to an employee benefit plan, its participants or beneficiaries, including acting as a fiduciary thereof;

               (e) "Fines" shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan;

               (f) To the fullest extent permitted by law, a person shall be deemed to have acted in "good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful," if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise; and

               (g) A person shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in Sections 1 and 2 of this Article X if such person acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan.

               SECTION 13. SUBSEQUENT AMENDMENT AND SUBSEQUENT LEGISLATION. Neither the amendment, termination or repeal of this Article X or of relevant provisions of the GCL or any other applicable laws, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation or of any statute inconsistent with this Article X shall eliminate, affect or diminish in any way the rights of any director, officer, employee or agent of the Corporation to indemnification under the provisions of this Article X with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of any such amendment, termination, repeal, provision or statute.

               If the GCL is amended to expand further the indemnification permitted to directors and officers of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the GCL, as so amended.

                                   ARTICLE XI

                             CONVERSION TRANSACTION

               The MHC may elect to convert to stock form in accordance with applicable law (a "Conversion Transaction"). If the Conversion Transaction does not occur, the MHC shall continue to own a majority of the Common Stock of the Corporation.

               In a Conversion Transaction, the MHC would merge with and into the Bank or the Corporation (at the discretion of the MHC), and certain depositors of the Bank would receive the right to subscribe for a number of shares of common stock of the Corporation, as determined by the formula set forth in the following paragraphs. The additional shares of Common Stock of the Corporation issued in the Conversion Transaction would be sold at their aggregate pro forma market value.

               Any Conversion Transaction shall be fair and equitable to holders of the Corporation's Common Stock other than the MHC (the "Minority Stockholders"). In any Conversion Transaction, Minority Stockholders, if any, shall be entitled to maintain the same percentage ownership interest in the Corporation after the Conversion Transaction as their percentage ownership interest in the Corporation immediately prior to the Conversion Transaction ("the Minority Ownership Interest"), subject only to adjustments set forth in the Plan of Reorganization and Stock Issuance (the "Plan") of the Bank (if required by federal or state law, regulation, or regulatory policy) to reflect:
(i) the cumulative effect of the aggregate amount of dividends waived by the MHC, if any, and (ii) the market value of assets of the MHC (other than Common Stock of the Corporation).

               The adjustment referred to in clause (i) of the preceding paragraph above would require that the Minority Ownership Interest (expressed as a percentage) be adjusted by multiplying the Minority Ownership Interest by a following fraction, numerator of which is equal to the Corporation shareholders' equity immediately preceding the Conversion Transaction less the aggregate amount of dividends waived by the MHC, if any, and the denominator of which is the Corporation shareholders' equity immediately preceding the Conversion Transaction.

               The Minority Ownership Interest (expressed as a percentage) shall also be adjusted to reflect any assets of the MHC other than the Common Stock of the Corporation by multiplying the result obtained in the preceding paragraph by a fraction, the numerator of which is equal to the pro forma market value of Corporation less the market value of assets of MHC (other than the Corporation's common stock) and the denominator of which is equal to the pro forma market value of the Corporation.

               At the sole discretion of the Board of Directors of each of the MHC and the Corporation, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax law, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs. If a Conversion Transaction does not occur, the MHC shall continue to own a majority of the Voting Stock of the Corporation.

                                   ARTICLE XII

                                   AMENDMENTS

               SECTION 1. AMENDMENTS OF CERTIFICATE OF INCORPORATION. In addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of shares of any series of Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of this Certificate of Incorporation must be approved by the Board of Directors and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of this Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon; provided, however, that if any such Change relates to Section 13 of Article X or Articles V, VI, VII or XII of this Certificate of Incorporation, such Change must also be approved either by (i) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders (as defined in Article VIII hereof) exists, by not less than a majority of the Disinterested Directors (as defined in Article VIII hereof), or (ii) the affirmative vote of the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon and, if the Change is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate (as such terms are defined in Article VIII hereof) of an Interested Shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of Capital Stock entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof. Subject to the foregoing, the Corporation reserves the right to amend this Certificate of Incorporation from time to time in any and as many respects as may be desired and as may be lawfully contained in an original certificate of incorporation filed at the time of making such amendment.

               Except as may otherwise be provided in this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section 1.

               SECTION 2. AMENDMENTS OF BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation, upon the vote of two-thirds of the members of the entire Board, is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the Bylaws of the Corporation in accordance with the terms thereof; provided, however, that any Bylaw made by the Board of Directors may be altered, amended, rescinded or repealed in accordance with the terms thereof by the holders of two-thirds of the shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the Bylaws that contains a supermajority voting requirement shall only be altered, amended, rescinded or repealed by a vote of the Board of Directors or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

                                  ARTICLE XIII

                                     NOTICES

               The name and mailing address of the incorporator of this Corporation is:

                       Hudson City Savings Bank
                       West 80 Century Road
                       Paramus, NJ  07652


                                     [Signature Page Follows]

               Hudson City Savings Bank caused this Certificate of Incorporation to be signed by Leonard S. Gudelski, its Chairman and Chief Executive Officer, and attested to by Ronald E. Hermance, Jr., its President and Chief Operating Officer, this 25th day of February, 1999.

                               Hudson City Savings Bank, Incorporator



                               By:  /s/ Leonard S. Gudelski
                                   -----------------------------------------
                               Name:   Leonard S. Gudelski
                               Title:  Chairman and Chief Executive Officer

Attest:



By:  /s/ Ronald E. Hermance, Jr.
     ----------------------------------
Name:   Ronald E. Hermance, Jr.
Title:  President and Chief Operating Officer


                            Hudson City Bancorp, Inc.